EXHIBIT 99.1

State Bancorp, Inc. Reports
 Results of Adjourned Special Stockholders Meeting

Jericho, N.Y., December 1, 2009 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), announced the results of its adjourned Special Stockholders Meeting held today at 10:00 a.m.

The meeting held today concluded the voting on a third proposal presented at the Company’s Special Stockholders Meeting held on November 17, 2009. At that meeting, the stockholders voted to amend the Company’s Certificate of Incorporation to both increase the number of authorized shares of common stock of the Company from 20,000,000 to 50,000,000 and to eliminate the classified board and provide for the annual election of the Board of Directors. These annual elections will be fully implemented as existing terms of office expire.

The third proposal sought to amend the Company’s Certificate of Incorporation to reduce the vote required to approve certain business combinations.  A total of 81.36% of the outstanding shares were voted in favor of the proposal, which is greater than the 80% of outstanding shares required to approve this proposal. Consequently, the third proposal was approved and is  effective immediately.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "is confident that," and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company's primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services and those risks detailed in the Company's periodic reports filed with the SEC. Investors are encouraged to access the Company's periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Contact:
Deborah Kendric
Director of Corporate Communications
516-495-5050
dkendric@statebankofli.com